Exhibit 99.1

NeuroMetrix Appoints David Van Avermaete to Board of Directors

WALTHAM, Mass., October 1, 2013 (BUSINESS WIRE) -- NeuroMetrix, Inc. (Nasdaq: NURO), a medical device company focused on the treatment and management of chronic pain, peripheral neuropathies, and related neurological disorders, today announced that it has appointed David Van Avermaete to its Board of Directors.

Mr. Van Avermaete has over 30 years of experience in medical devices, including 22 years in the diabetes field, with specific expertise in consumer healthcare marketing and sales, including retail/pharmacy distribution, large scale customer service, physician recommendations and hospital-based marketing. He is a former US president of the LifeScan division of Johnson & Johnson who, during his 13 year tenure, grew annual sales from under $100 million to over $1.0B developing the business into one of J&J’s most successful and profitable consumer/professional healthcare divisions. More recently, he was the founder and CEO of VeraLight, a medical device company established in 2004 to focus on non-invasive screening for type 2 diabetes, and recently sold to Miraculins, Inc. Mr. Van Avermaete has also held leadership positions in sales and marketing with several device companies including Biotope, Roche Diagnostics, and Syntex Medical Diagnostics. Mr. Van Avermaete holds a Master of Business Administration and a Master of Science Degree in Microbiology from the University of Arizona and a Bachelor of Science Degree in medical technology and chemistry from Ball State University.

“I believe SENSUS™ represents breakthrough technology in pain management that, among other things, will provide relief for the millions of people with diabetes who suffer from painful diabetic neuropathy,” said David Van Avermaete. “I am excited to be joining the team at NeuroMetrix in order to help them leverage this innovation into commercial success.”

“David has a broad and deep business background, and brings a wealth of commercial experience in the diabetes sector at a time when it will be most valuable to our company,” said Shai N. Gozani M.D., Ph.D., NeuroMetrix President and Chief Executive Officer. “We are pleased to have him join our Board of Directors and look forward to his contributions as we grow NeuroMetrix.”

The Company granted to Mr. Van Avermaete an inducement stock option to purchase 10,000 shares of NeuroMetrix common stock at an exercise price per share of $1.55, the fair market value of the underlying shares on the grant date. The stock option has a maximum term of ten years and vests as to 25% of the underlying shares on the first anniversary of the grant date and as to 6.25% of the underlying shares quarterly thereafter. It will be fully vested on the fourth anniversary of the grant date, subject to Mr. Van Avermaete’s continued service to NeuroMetrix. The stock option was granted as an inducement material to Mr. Van Avermaete to join the Board of Directors as contemplated by NASDAQ Listing Rule 5635(c)(4).

About NeuroMetrix

NeuroMetrix is a medical device company that develops and markets home use and point-of-care devices for the treatment and management of chronic pain, peripheral neuropathies, and associated neurological disorders. The Company is presently focused on diabetic neuropathies, which affect over 50% of people with diabetes. If left untreated, diabetic neuropathies trigger foot ulcers that may require amputation and cause disabling chronic pain. The annual cost of diabetic neuropathies has been estimated at $14 billion in the United States. The company markets the SENSUS™ Pain Management System for treating chronic pain, focusing on physicians managing patients with painful diabetic neuropathy. The company also markets the DPNCheck® device, which is a rapid, accurate, and quantitative point-of-care test for diabetic neuropathy. This product is used to detect diabetic neuropathy at an early stage and to guide treatment. For more information, please visit http://www.neurometrix.com.

SOURCE: NeuroMetrix

NeuroMetrix, Inc.
Thomas T. Higgins, 781-314-2761
SVP and Chief Financial Officer
neurometrix.ir@neurometrix.com